SECRETARY’S CERTIFICATE

The undersigned, Carmine Lekstutis, hereby certifies that he is the duly elected Secretary of JPMorgan Credit Markets Fund (the “Fund”), and further certifies that the following resolutions were approved by the Board of Trustees of the Fund (the “Board”), at a meeting duly called and held on September 22, 2025, at which a quorum was at all times present and that such resolutions have not been modified or rescinded and are in full force and effect as of the date hereof.

RESOLVED: That the Officers of the Fund be, and each of the hereby is, authorized to enter into a liability insurance policy maintained by The Federal Insurance Company, a Chubb subsidiary, in the amount and with the deductible in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate as conclusively evidenced by the execution and delivery of the liability insurance policy, which will cover the Fund and its Trustees and officers (each of whom shall be deemed a third-party beneficiary thereof) generally against liabilities and expenses arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for or relating to the Fund, subject to such ordinary exceptions as the officer executing the same, deems necessary or appropriate; and be it further

RESOLVED: That the Fund’s participation in the above-referenced liability insurance policy is in the best interests of the Fund; and be it further

RESOLVED: That the Fund shall be named as an insured under a fidelity bond maintained by The Federal Insurance Company, a Chubb subsidiary, having coverage that complies with Rule 17g-1 under the 1940 Act and issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and other employees of the Fund from time to time, containing such provisions as may be required by the rules promulgated under the 1940 Act; and be it further

RESOLVED: That the fidelity bond in the amount and in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate, as conclusively evidenced by the execution and delivery of the fidelity bond, be, and the same hereby is, approved after consideration of all factors deemed relevant by the Board, and separately by a majority of the Independent Trustees, including, among other things, the value of the aggregate assets of the

Fund to which any person covered under the bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets, and the nature of the securities in the Fund’s portfolio; and be it further

RESOLVED, that the share of the premium to be allocated to the Fund for the fidelity bond, which is based upon their proportionate share of the sum of the premiums that would have been paid if such fidelity bond had been purchased separately, be, and the same hereby is, approved by the Board, and separately by a majority of the Independent Trustees, after having given due consideration to, among other things, the number of other parties insured under the fidelity bond, the nature of the business activities of those other parties, the amount of the fidelity bond, the amount of the premium for the fidelity bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Fund under the fidelity bond is less than the premium that the Fund would have had to pay had it maintained a single insured bond; and it is further

RESOLVED: That the Officers of the Fund be, and each of them hereby is, authorized to enter into said fidelity bond in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate and pay the premium therefor; and be it further

RESOLVED, that the Joint Fidelity Bond Agreement (the “Fidelity Agreement”) entered into among the Fund and the other named insureds under the foregoing fidelity bond coverage is approved and ratified and that the Officers be, and each of them hereby is, authorized, empowered and directed to enter into and execute the Fidelity Agreement, with such changes thereto as the Officers, with the advice of counsel, shall deem necessary or appropriate, the signature or signatures of one or more Officers thereon to be conclusive evidence that the same was deemed necessary or appropriate and was authorized hereby, all in accordance with applicable law, rules and regulations and the Declaration of Trust and the By-Laws; and be it further

RESOLVED: That the employees of the Adviser be, and hereby are, designated as the party responsible for making the necessary filings and giving notices with respect the Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED: That the Officers of the Fund be, and each of them hereby is, authorized, empowered and directed to prepare, execute and file such amendments and supplements, with such changes as such officers, with the advice of counsel, shall deem necessary or appropriate, to the aforesaid agreement, as conclusively evidenced by the execution and delivery of the said amendments and supplements, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act and the rules and regulations thereunder, all in accordance with applicable law, rules and regulations and the Declaration of Trust and the By-Laws; and further

RESOLVED: That the Fund’s purchase of the D&O/E&O policy to which the Trustees, officers and employees of the Fund are parties, and which provides coverage to those parties against liabilities and expenses (with certain exceptions) arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for the Fund is determined to be in the best interest of the Fund; and further

RESOLVED: That the Fund’s purchase of the Independent Trustees Liability Insurance Policy to which the Trustees of the Fund are parties, and which provides coverage to the Trustees against liabilities and expenses (with certain exceptions) arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for the Fund is determined to be in the best interest of the Fund; and further

RESOLVED: That pursuant to Rule 17d-1(d)(7) under the 1940 Act, the Board (all Trustees voting) finds, and, separately, all of the Independent Trustees find, that the Fund’s participation in the D&O/E&O policy is in the best interest of the Fund, and that the portion of the total premium for the D&O/E&O policy to be allocated to the Fund based on its net assets is fair and reasonable when compared to the premiums that would have been paid if the insurance coverage of the policy had been purchased separately by the insured parties; and further

RESOLVED, that the Joint Directors and Officers and Errors and Omissions Liability Insurance Agreement (the “Insurance Agreement”) entered into among the Fund and the other named insureds under the foregoing D&O/E&O policy is approved and ratified and that the Officers be, and each of them hereby is, authorized, empowered and directed to enter into and execute the Insurance Agreement, with such changes thereto as the Officers, with the advice of counsel, shall deem necessary or appropriate, the signature or signatures of one or more Officers thereon to be conclusive evidence that the same was deemed necessary or appropriate and was authorized hereby, all in accordance with applicable law, rules and regulations and the Declaration of Trust and the By-Laws; and be it further

RESOLVED: That the Trustees and the Officers of the Fund be, and each of them hereby is, authorized, empowered and directed to make any and all payments and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions, all in accordance with applicable law, rules and regulations and the Declaration of Trust and the By-Laws.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of December 2025.

/s/ Carmine Lekstutis
Carmine Lekstutis
Chief Legal Officer and Secretary